EXHIBIT 5.1

Corporate Securities Law

M. Richard Cutler, Esq

Admitted in California & Texas

October 1, 2025

Karbon-X Corp.

6575 West Loop South, Suite 500

Bellaire, TX 77401

Re:      Karbon-X Corp.

Gentlemen and Ladies:

Re: Opinion of Counsel - Registration Statement on Form 1-A

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-8 filed October 1, 2025 (the "registration statement"). The registration statement covers the contemplated sale of up to 15,000,000 shares issuable pursuant to the exercise of options in the Company’s 2024 Employees, Directors, Officers and Consultants Stock Option Plan, and 5,000,000 shares issuable pursuant to the company’s 2024 Employees, Directors, Officers and Consultants stock grant plan (collectively, the "shares").

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the company.

For purposes of this opinion we have reviewed your constating documents, corporate minutes and offering statement. We have firsthand knowledge of the authenticity of the documents reviewed.

Based on the foregoing, we are of the opinion that the shares have been duly authorized, and, upon issuance and sale in accordance with the terms of the registration statement, the shares will be validly issued and fully paid and non-assessable.

Based upon the foregoing and subject to the limitations set forth below, we are of the opinion that, when the offering statement becomes qualified, the shares, when issued by the company and delivered by the company against payment as contemplated by the offering statement, will be duly and validly issued, fully paid and non-assessable

We consent to the filing of this opinion as an exhibit to the offering statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours, /s/ M. Richard Cutler Cutler Law Group, P.C.